Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: W. Anderson Geater, Jr. 866.4 ORIGEN

Origen Financial Announces Exercise of Over-Allotment Option

     (Southfield, Michigan) June 9, 2004 — Origen Financial, Inc. (NASDAQ: ORGN) announced today that the underwriters for its recently completed initial public offering of 8,000,000 shares of common stock have purchased an additional 625,900 shares at the initial offering price of $8.00 per share pursuant to the over-allotment option granted to the underwriters in connection with the offering. The aggregate gross proceeds to Origen from the offering were approximately $69.0 million, including gross proceeds of approximately $5.0 million from the sale of the over-allotment shares. The common shares will be issued pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. Lehman Brothers is the managing underwriter of the offering, and Credit Suisse First Boston and Flagstone Securities are co-managers of the offering.

     Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust (REIT). Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.

     This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Origen’s control and could materially affect actual results, performance or achievements. Registration statements relating to Origen’s securities have been filed with and declared effective by the Securities and Exchange Commission. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy Origen’s securities. For more information about Origen, visit origenfinancial.com.

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